CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated April 17, 2018, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of MassRoots Inc. which appears in this Registration Statement on Form S-1 Amendment No.1.

/s/ RBSM LLP
RBSM LLP
Henderson, Nevada
April 27, 2017